EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-4 No. 333-204654) of CSI Compressco LP and the related Prospectus,
(2) Registration Statement (Form S-3 No. 333-195438) of Compressco Partners, L.P. and the related Prospectus,
(3) Registration Statement (Form S-3 No. 333-214456) of CSI Compressco LP and the related Prospectus, and
(4) Registration Statement (Form S-8 No. 333-175007) of Compressco Partners, L.P.;
of our report dated February 28, 2017, with respect to the consolidated financial statements of CSI Compressco LP, and the effectiveness of internal control over financial reporting of CSI Compressco LP, included in this Annual Report (Form 10-K) of CSI Compressco LP for the year ended December 31, 2016.

/s/ERNST & YOUNG LLP

Houston, Texas
February 28, 2017